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                                                                     EXHIBIT 99
                   FIRST AMERICAN BANK OF INDIAN RIVER COUNTY
                                4000 20TH STREET
                           VERO BEACH, FLORIDA 32960

                     ------------------------------------

        PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS -- DECEMBER __, 1998

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST AMERICAN
                         BANK OF INDIAN RIVER COUNTY)

         The undersigned shareholder of First American Bank of Indian River County ("First American") hereby appoints Samuel A. Block and Charles R. Sexton, Sr., and each or either of them, with full power of substitution, as attorneys and proxies to vote all of the shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present at the Special Meeting of the Shareholders of First American to be held at 780 U.S. Highway 1, Suite 101, Vero Beach , Florida, on December ___, 1998, at __:00 _.m., and at any adjournment or postponement thereof, upon the matters set forth in the Notice of the Special Meeting, the Proxy Statement/Prospectus, and in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus.

         This Proxy, when properly executed and returned to First American, will be voted as directed.

         (1) Proposal to approve that certain Agreement and Plan of Merger, dated as of July 1, 1998, as amended by the Amendment No. 1 to Agreement and Plan of Merger dated September 14, 1998 (as amended, the "Merger Agreement"), by and between First American and SouthTrust Bank, National Association ("ST-Bank"), and joined in by SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub") and SouthTrust Corporation, a Delaware corporation ("SouthTrust"), whereby First American will be merged with and into ST-Bank and the holders of First American common stock will receive 1.887 shares of SouthTrust common stock, with cash being paid in lieu of issuing fractional shares, for each share of First American common stock, all pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the Proxy Statement/Prospectus dated _______ ___,1998; and

           FOR [ ]                AGAINST [ ]                ABSTAIN []

         (2)      Other Matters:

                  [ ] In their discretion, upon such other matters as may properly come before the special meeting of shareholders or any adjournment or postponements thereof.

                  [ ]      Authority withheld to vote upon such matters.

UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL (1). PLEASE RETURN THIS PROXY IN THE SELF-ADDRESSED POSTAGE PAID ENVELOPE PROVIDED AS PROMPTLY AS PRACTICAL, REGARDLESS OF WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON SHOULD YOU SO DESIRE.


                                         --------------------------------------
                                             (Signature(s) of Shareholder)

                                             Dated:______________, 1998

                                         --------------------------------------
                                             (co-owner, if any)

                                             Dated:______________, 1998


Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation or other entity, please sign full corporate or entity name by an authorized officer.